Exhibit 10.3

MAGMA DESIGN AUTOMATION EMPLOYMENT AND SEVERENCE AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made and entered into effective as of                     , 2008 by and between                              (the “Employee”) and Magma Design Automation, Inc., a Delaware corporation (the “Company”).

RECITALS

A.	The Employee is and has been employed by the Company.

B.	The Company and the Employee desire to enter into this Agreement to provide additional financial security and benefits to the Employee and to encourage the Employee to continue his employment with the Company.

C.	Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of the Employee by the Company, the parties agree as follows:

1.	Position. The Company shall employ the Employee in the position of , as such position has been defined in terms of responsibilities and compensation as of the effective date of this Agreement; provided, however, that the Board of Directors (the “Board”) shall have the right, at any time prior to the occurrence of a Change of Control, to revise such responsibilities and compensation as the Board in its discretion may deem necessary or appropriate. The Employee shall comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during his employment. During the term of the Employee’s employment with the Company, the Employee shall continue to devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the business of the Company and its affiliated entities.

2.	Base Compensation. The Company shall pay the Employee as compensation for his services a base salary at an annualized rate in an amount to be determined from time to time by the Board or the Compensation Committee of the Board. Such salary shall be paid periodically in accordance with normal Company payroll practices. The annualized compensation specified in this Section 2, as such compensation may be increased or decreased by the Board or the Compensation Committee, is referred to in this Agreement as “Base Compensation.”

3.	Annual Incentive. Beginning with the Company’s current fiscal year and for each fiscal year thereafter during the term of this Agreement, the Employee shall be eligible to receive additional cash compensation under the Company’s annual incentive plan (the “Annual Incentive”) based upon specific financial and/or other targets approved by the compensation committee of the Board (the “Target Incentive”). The Annual Incentive payable hereunder shall be payable in accordance with the Company’s normal practices and policies pursuant to the terms of the annual incentive plan.

4.	Employee Benefits. The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the sole determination of the Board or any committee administering such plan or program.

5.	Employment Relationship. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and policies at the time of termination.

6.	Severance Benefits.

(a.)	Termination Following a Change of Control. If the Employee’s employment with the Company terminates at any time within three (3) months prior to or twelve (12) months after a Change of Control, then the Employee shall be entitled to receive severance benefits as follows:

(i.)	Involuntary Termination. If the Employee’s employment terminates as a result of Involuntary Termination other than for Cause, the Employee shall be entitled to receive a severance payment equal to the sum of (x) two times the Employee’s Base Compensation for the Company’s fiscal year then in effect or if greater, two times the Employee’s Base Compensation for the Company’s fiscal year immediately preceding the Termination Date, plus (y) two times the Employee’s Target Incentive for the fiscal year then in effect (or, if no Target Incentive is in effect for such year, the highest Target Incentive in the three (3) preceding fiscal years). Any severance payments to which the Employee is entitled pursuant to this Section 6(a) (i) shall be paid to the Employee (or to the Employee’s estate or beneficiary in the event of Employee’s death) in a lump sum not later than fifteen (15) days following the Employee’s Involuntary Termination.

(ii.)	Voluntary Resignation; Termination for Cause. If the Employee voluntarily resigns from the Company without Good Reason, or if the Company terminates the Employee’s employment for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) to which he may be entitled under the Company’s then existing severance and benefits plans and policies at the time of such resignation or termination.

(iii.)	Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or if the Employee’s employment terminates due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) to which he may be entitled under the Company’s then existing severance and benefits plans and policies at the time of such Disability or death.

(b.)	Equity Awards. In the event the Employee is entitled to severance benefits pursuant to Section 6(a)(i), then in addition to such severance benefits, the unvested portion of any stock option(s) or other equity awards held by the Employee under the Company’s stock option plans and other equity compensation plans or instruments shall vest and become exercisable in full, and the Employee shall have the right to exercise such additional vested portion of such stock option(s) or other equity awards at the time the Employee becomes entitled to the benefits under Section 6(a)(i).

(c.)	Medical Benefits. In the event the Employee is entitled to severance benefits pursuant to Section 6(a)(i), then in addition to such severance benefits the Company shall pay the Employee a lump sum payment in an amount equivalent to the reasonably estimated cost the Employee may incur to extend for a period of twenty four (24) months medical coverage substantially similar to that enjoyed by the Employee immediately prior to Involuntary Termination. The Employee may use this payment, as well as any other payment made under this Section 6, for such continuation coverage or for any other purpose. Such payment will be made on the date that is six (6) months after the Employee’s Termination of Employment.

(d.)	Release. Notwithstanding any other provision of this Section 6, no amounts shall be payable pursuant to this Section 6 prior to the Employee executing and delivering to the Company a waiver and release of claims in favor of the Company, in form and substance satisfactory to the Company.

(e.)	Application of Section 409A. If (i) any severance benefits provided under this Agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) as a result of the application of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409(a)(1) of the Code. The Company may attach conditions to or adjust the amounts paid pursuant to the Section 6(g) to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 6(g); provided, however, that no such condition shall result in the payments being subject to Section 409A(a)(1) of the Code.

7.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a.)	Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) conviction of a felony that is injurious to the Company, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company.

(b.)	Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i.)	The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of the “beneficial ownership” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii.)	A merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(c.)	Disability. “Disability” shall mean that the Employee has been unable to substantially perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld).

(d.)	Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(e.)	Good Reason. “Good Reason” shall mean any of the following actions undertaken without the Employee’s consent: (i) a significant reductions of the Employee’s duties, authority or responsibilities relative to his duties, authority or responsibilities immediately prior to such reduction, (ii) a reduction by at least five (5)% in the Employee’s Base Compensation; (iv) a relocation of the Employee’s primary place of business to a location more than fifty (50) miles from the Employee’s primary place of business immediately prior to such relocation; or (v) a material breach of this agreement by the Company or any successor.

(f.)	Involuntary Termination. “Involuntary Termination” shall mean (i) any Termination of Employment of the Employee by the Company which is not effected for Disability or for Cause, or for which the grounds relied upon are not valid; (ii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 8 below or (iii) the Employee’s resignation for Good Reason, provided that the Employee’s Termination of Employment occurs not later than twelve (12) months from the initial occurrence of such Good Reason, the Employee has provided notice to the Company of the event constituting Good Reason within ninety (90) days of its initial occurrence and the Company has had at least thirty (30) days to cure the Good Reason event and has failed to do so.

(g.)	Misconduct. “Misconduct” shall mean conduct on the part of the Employee that is inimical, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to the Employee’s employment for which criminal or civil penalties against the Employee may be sought, (ii) willful violation of the Company’s written policies, (iii) unauthorized disclosure of confidential information or trade secrets of the Company, (iv) engaging (directly or indirectly) in any business activity that is directly competitive with the Company’s business; or (v) disparagement, defamation or slander of the Company.

(h.)	Termination Date. “Termination Date” shall mean (i) if the Employee’s employment is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, the date on which the Company delivers notice of termination to the Company or such later date, not to exceed ninety (90) days, specified in the notice of termination, or (iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers notice of termination to the Company.

(i.)	Termination of Employment. “Termination of Employment” shall mean “separation from service” within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the regulations promulgated under the Code or any successor regulations.

8.	Successors.

(a.)	Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of this Agreement by operation of law.

(b.)	Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

9.	Notice.

(a.)	General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b.)	Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 10(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than ninety (90) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

10.	Miscellaneous Provisions.

(a.)	No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b.)	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c.)	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(d.)	Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e.)	Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(f.)	Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(g.)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SIGNATURE OF EMPLOYEE

PRINTED NAME OF EMPLOYEE

MAILING ADDRESS

Magma Design Automation: